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                                                                     EXHIBIT 8.3







                                  May 28, 1998






Bristol Hotel Company
14295 Midway Road
Dallas, TX 75244

Ladies and Gentlemen:

         You have requested our opinion as to certain federal income tax consequences of the proposed merger (the "Merger") of Bristol Hotel Company (the "Company"), a Delaware corporation, with and into FelCor Suite Hotels, Inc. ("FelCor"), a Maryland corporation, pursuant to the statutory merger laws of the States of Delaware and Maryland. For purposes of this opinion, we have relied upon, and assumed the completeness, truth and accuracy of, the information contained in the Agreement and Plan of Merger dated as of March 23, 1998, and the Joint Proxy Statement/Prospectus filed with the Securities and Exchange Commission on April 20, 1998 (as thereafter amended from time to time, and together with all exhibits thereto) without having independently confirmed the accuracy thereof. In addition, we have relied upon the representations of FelCor and the Company in the certificates dated the date hereof.

         Based upon the foregoing, and provided that the facts, assumptions, and representations referenced above set forth the facts relating to the Merger fully and accurately as of the date hereof, and will set forth such facts fully and accurately as of the Effective Time of the Merger, we are of the opinion that the Merger will constitute a "reorganization" within the meaning of section 368(a)(1)(A) of the Code, and that no gain or loss will be recognized by the shareholders of the Company upon their exchange of the shares of the common stock of the Company for FelCor common stock under section 354 of the Code, except to the extent such shareholders receive cash in lieu of fractional shares of FelCor common stock.

         We are further of the opinion that the sections of the Joint Proxy Statement/Prospectus entitled "Tax Consequences of the Merger," "Tax Consequences of the Spin-Off," and "Tax Consequences of the Post-Merger E&P Dividend" accurately summarize the United States federal income tax consequences of the Merger, Spin-Off, and Post-Merger E&P Dividend that are likely to be material to U.S. stockholders of the Company and FelCor, and we hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Joint Proxy Statement/Prospectus.




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Bristol Hotel Company
May 28, 1998
Page 2

         This opinion relates solely to the federal income tax consequences of the Merger discussed herein, and no opinion is expressed as to the consequences under any foreign, state or local tax law. Further, and notwithstanding anything in the foregoing to the contrary, no opinion is expressed as to the effect upon the opinion set forth above of any provision of law that may affect any particular person differently than any other person by reason of such first-mentioned person's special status, characteristics or situations, including but not limited to status as (a) an employee of the Company or (b) a person who is not a United States person (within the meaning of section 7701(a)(30) of the Code). Except as explicitly stated herein, no other opinion is expressed or implied. This opinion is based upon the currently applicable provisions of the Code, regulations thereunder, current published positions of the Internal Revenue Service and judicial authorities published to date, all of which are subject to change by the Congress, the Treasury Department, the Internal Revenue Service or the courts. Any such change may be retroactive with respect to transactions entered into prior to the date of such change. No assurance can be provided as to the effect upon our opinion of any such change. Finally, this opinion is not binding upon the Internal Revenue Service or the courts, and no assurance can be given that they will accept this opinion or agree with the views expressed herein.


                                            Very truly yours,




                                            /s/ Jones, Day, Reavis & Pogue



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                                  May 28, 1998






Bristol Hotel Company
14295 Midway Road
Dallas, TX 75244

Ladies and Gentlemen:

         We have acted as counsel to Bristol Hotel Company (the "Company"), a Delaware corporation, in connection with the proposed distribution (the "Spin-Off") by the Company of Bristol Hotels and Resorts, Inc. ("BHR"), a Delaware corporation wholly owned (prior to the Spin-Off) by the Company, prior and pursuant to the proposed merger (the "Merger") of the Company with and into Felcor Suite Hotels, Inc. ("Felcor"), a Maryland corporation.

         You have requested our opinion as to certain federal income tax consequences of the Spin-Off. For purposes of this opinion, we have reviewed and relied upon, and assumed the completeness, truth and accuracy of, the information contained in the Agreement and Plan of Merger dated as of March 23, 1998, the Spin-Off Agreement dated as of March 23, 1998, the Form 10 Registration Statement of BHR filed with the Securities and Exchange Commission (File No. 1-14047), the Joint Proxy Statement/Prospectus dated April 20, 1998 (including all attachments and exhibits attached to the foregoing documents), and such other documents and information concerning the Spin-Off and the Merger as we considered necessary or appropriate, without having independently confirmed the accuracy thereof.

         Based upon the foregoing, and provided that the documents, facts and assumptions referenced above set forth the facts relating to the Spin-Off fully and accurately as of the date hereof, and will set forth such facts fully and accurately as of the Spin-Off Time, we are of the opinion that the distribution of the BHR shares to the Company shareholders in the Spin-Off will constitute a dividend of the Company's earnings and profits (to the extent thereof), as defined in section 316 of the Code.

         This opinion relates solely to the federal income tax consequences of the Spin-Off discussed herein, and no opinion is expressed as to the consequences under any foreign, state or local tax law. Except as explicitly stated herein, no other opinion is expressed or implied. This opinion is based upon the currently applicable provisions of the Code, regulations thereunder, current published positions of the Internal Revenue Service and judicial authorities published to date, all of which are subject to change by the Congress, the Treasury Department, the Internal Revenue Service or the courts. Any such change may be retroactive with respect to transactions



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Bristol Hotel Company
May 28, 1998
Page 2

entered into prior to the date of such
change. No assurance can be provided as to the effect upon our opinion of any such change. Finally, this opinion is not binding upon the Internal Revenue Service or the courts, and no assurance can be given that they will accept this opinion or agree with the views expressed herein.

         This opinion is intended for the sole benefit of the Company, and is not to be relied upon by any other person without our prior written consent.


                                           Very truly yours,



                                           /s/ Jones, Day, Reavis & Pogue